Exhibit 99.1

For Immediate Release

Patrick Industries, Inc. Added to the Russell 3000® and
Russell 2000® Indexes

ELKHART, IN – June 25, 2012 – Patrick Industries, Inc. (NASDAQ: PATK), a major manufacturer and distributor of building and component products for the recreational vehicle, manufactured housing, and industrial markets, announced today that it has been added to the U.S. broad-market Russell 3000® Index and small cap Russell 2000® Index as posted by Russell Investments on June 25, 2012 at www.russell.com.

“We are honored to have joined the prestigious group of companies that comprise the Russell 3000® Index,” said Todd Cleveland, President and Chief Executive Officer.  “The Russell designation represents a significant milestone in Patrick’s 53 year history that will bring additional visibility to our company and our strategic initiatives as we strive to continue to create long-term value for our shareholders.”

The annual reconstitution of Russell’s U.S. indexes captures the largest 4,000 U.S. stocks as of the end of May, ranking them by total market capitalization.  Russell determines membership for its equity indexes primarily by objective, market-capitalization rankings and style attributes.  The Russell 3000® also serves as the U.S. component to the Russell Global Index.

Russell indexes are widely used by investment managers and institutional investors worldwide for index funds and as benchmarks for both passive and active investment strategies.  An industry leading $3.9 trillion in institutional assets are currently benchmarked to them.  Russell calculates more than 80,000 benchmarks daily covering approximately 98 percent of the investable market globally, 83 countries and more than 10,000 securities.

About Russell

Russell Investments (Russell) is a global asset manager and one of only a few firms that offers actively managed, multi-asset portfolios and services that include advice, investments and implementation.  With approximately $155 billion under management and working with institutional investors, financial advisors and individuals, Russell’s core capabilities extend across capital markets insights, manager research, indexes, portfolio implementation and portfolio construction.

About Patrick Industries

Patrick Industries, Inc. (www.patrickind.com) is a major manufacturer of component products and distributor of building products serving the recreational vehicle, manufactured housing, kitchen cabinet, household furniture, fixtures and commercial furnishings, marine, and other industrial markets and operates coast-to-coast through locations in 12 states.  Patrick’s major manufactured products include decorative vinyl and paper panels, countertops, wrapped profile mouldings, cabinet doors and components, interior passage doors, exterior graphics, and slotwall and slotwall components.  The Company also distributes drywall and drywall finishing products, electronics, wiring, electrical and plumbing products, cement siding, interior passage doors, roofing products, laminate flooring, shower doors, furniture, fireplace and slide-out surrounds and fascia, and other miscellaneous products.

Forward-Looking Statements

This press release may contain certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. The Company does not undertake to update forward-looking statements, except as required by law.  Further information regarding these risks and uncertainties is contained in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov.

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Contact:
Julie Ann Kotowski
Patrick Industries, Inc.
574-294-7511 / kotowskj@patrickind.com